Boyle CPA, LLC

Certified Public Accountants & Consultants

Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of Cannagistics, Inc. (the “Company”) on Form 1-A of our report dated November 3, 2021 (Except as to Notes 11 and 12, which are January 28, 2022), which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the consolidated balance sheet as of July 31, 2021 and 2020, and the consolidated statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended July 31, 2021, and the related notes.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Red Bank, NJ

February 25, 2022